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                                                                       EXHIBIT 2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


                                            )
In re                                       )      Jointly Administered
                                            )
     VIDEO UPDATE, INC. ET AL.,             )      Chapter 11
                        -- --               )
                                            )      Case Nos.    00-3663 (JHW)
                           Debtor.          )      through      00-3683 (JHW)
                                            )


            PLAN OF REORGANIZATION OF VIDEO UPDATE, INC., TINSELTOWN
     VIDEO, INC., MOOVIES, INC., MOOVIES OF THE CAROLINAS, INC., PIC-A-FLICK
            OF GREENVILLE, INC., MOOVIES OF GEORGIA, INC., THE MOVIE
           STORE INC. #2, THE MOVIE STORE III, INC., ALPHARETTA MEDIA
         ASSOCIATES, INC., RIO MEDIA ASSOCIATES, INC., MOOVIES OF IOWA,
           INC., MOOVIES OF MICHIGAN, INC., MOVIE WAREHOUSE FRANCHISE
    SYSTEMS, INC., E.C.6, INC., DCO, INC., SONI, INC., SNO, INC., PQ3, INC.,
                     D-SKIPPY, INC., GBO, INC. AND PTO, INC.

                                GADSBY HANNAH LLP
                                Charles A. Dale III
                                Leslie Anne Hawes
                                Elisabeth Schreuer
                                225 Franklin Street
                                Boston, MA  02110
                                Telephone:  (617) 345-7000
                                Facsimile:  (617) 204-8064

                                         - and -

                                DUANE MORRIS & HECKSCHER LLP
                                Michael R. Lastowski (#3892)
                                1100 North Market Street, Suite 1200
                                Wilmington, DE  19801
                                Telephone:  (302) 657-4942
                                Facsimile:  (302) 571-5560

                                Co-Counsel to Debtors and Debtors-in-Possession


Dated:   July 31, 2001
         Wilmington, Delaware


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                                TABLE OF CONTENTS

INTRODUCTION................................................................  1

ARTICLE I   DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME...  1
   A.       Scope of Definitions............................................  1
   B.       Definitions.....................................................  1
            1.1      "Administrative Claim".................................  1
            1.2      "Allowable Amount", "Allowed", "Allowed Amount" or
                      "Allowed Claim".......................................  2
            1.3      "Ballot"...............................................  2
            1.4      "Bank Group"...........................................  2
            1.5      "Bankruptcy Code"......................................  2
            1.6      "Bankruptcy Court".....................................  2
            1.7      "Bankruptcy Rules".....................................  2
            1.8      "Bar Date".............................................  2
            1.9      "Borrowed-Money Deficiency Claim"......................  2
            1.10     "Business Day".........................................  2
            1.11     "Cash".................................................  3
            1.12     "Causes of Action".....................................  3
            1.13     "Centura Bank Order"...................................  3
            1.14     "Chapter 11 Cases".....................................  3
            1.15     "Claim"................................................  3
            1.16     "Claims Objection Deadline"............................  3
            1.17     "Class"................................................  3
            1.18     "Confirmation Date"....................................  3
            1.19     "Confirmation Hearing".................................  3
            1.20     "Confirmation Hearing Notice"..........................  3
            1.21     "Confirmation Order"...................................  3
            1.22     "Consummation Date"....................................  3
            1.23     "Creditors' Committee".................................  4
            1.24     "Cure".................................................  4
            1.25     "Debtors"..............................................  4
            1.26     "DIP Facility".........................................  4
            1.27     "Disallowed Claim".....................................  4
            1.28     "Disbursing Agent".....................................  4
            1.29     "Disclosure Statement".................................  4
            1.30     "Disputed Claim".......................................  4
            1.31     "Distribution Date"....................................  5
            1.32     "Distribution Reserve".................................  5
            1.33     "Estate"...............................................  5
            1.34     "Face Amount"..........................................  5
            1.35     "Final Order"..........................................  5
            1.36     "Fiscal Year"..........................................  5
            1.37     "GECC".................................................  5
            1.38     "General Unsecured Claim"..............................  5
            1.39     "Heller"...............................................  5

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            1.40     "Heller Note"..........................................  5
            1.41     "Heller Secured Claim".................................  5
            1.42     "Heller Security Agreement"............................  6
            1.43     "Impaired".............................................  6
            1.44     "Indemnification Rights"...............................  6
            1.45     "Indemnitee"...........................................  6
            1.46     "Interest".............................................  6
            1.47     "Internal Revenue Code"................................  6
            1.48     "Movie Gallery"........................................  6
            1.49     "New Common Stock".....................................  6
            1.50     "Old Common Stock".....................................  6
            1.51     "Other Priority Claim".................................  6
            1.52     "Person"...............................................  6
            1.53     "Petition Date"........................................  6
            1.54     "Plan".................................................  6
            1.55     "Priority Tax Claim"...................................  7
            1.56     "Pro Rata".............................................  7
            1.57     "Professional Fees"....................................  7
            1.58     "Projections"..........................................  7
            1.59     "Recapitalization".....................................  7
            1.60     "Record Date"..........................................  7
            1.61     "Reinstated" or "Reinstatement"........................  7
            1.62     "Reorganized Debtor"...................................  8
            1.63     "Scheduled"............................................  8
            1.64     "Schedules"............................................  8
            1.65     "Section 503 Deadline".................................  8
            1.66     "Secured Claim"........................................  8
            1.67     "Senior Note Security Agreement".......................  8
            1.68     "Senior Secured Claim".................................  8
            1.69     "Senior Secured Note"..................................  8
            1.70     "Subordinated Securities Claim"........................  9
            1.71     "Unimpaired"...........................................  9
            1.72     "Voting Deadline"......................................  9
            1.73     "VUCI".................................................  9
            1.74     "Wells Fargo Note".....................................  9
            1.75     "Wells Fargo Secured Claim"............................  9
            1.76     "Wells Fargo Security Agreement".......................  9
            1.77     "Winthrop Order".......................................  9
   C.       Rules of Interpretation......................................... 10
   D.       Computation of Time............................................. 10

ARTICLE II  ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS................. 10
            2.1      Administrative Claims.................................. 10
            2.2      Priority Tax Claims.................................... 10

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS.......................... 11
            3.1      Class 1................................................ 11
            3.2      Class 2................................................ 11
            3.3      Class 3................................................ 11

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            3.4      Class 4................................................ 11
            3.5      Class 5................................................ 11
            3.6      Class 6................................................ 11
            3.7      Class 7................................................ 11
            3.8      Class 8................................................ 11

ARTICLE IV  IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND
            NOT IMPAIRED BY THE PLAN........................................ 11
            4.1      Unimpaired Classes of Claims and Interests............. 11
            4.2      Impaired Classes of Claims and Interests............... 11

ARTICLE V   PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS................ 12
            5.1      Class 1 (Other Priority Claims)........................ 12
            5.2      Class 2 (Senior Secured Claim)......................... 12
            5.3      Class 3 (Heller Secured Claim)......................... 12
            5.4      Class 4 (Wells Fargo Secured Claim).................... 12
            5.5      Class 5 (Former Equipment Financier Claims)............ 12
            5.6      Class 6 (General Unsecured Claims)..................... 13
            5.7      Class 7 (Subordinated Securities Claims)............... 13
            5.8      Class 8 (Old Common Stock Interests)................... 13

ARTICLE VI   ALLOWANCE OF CERTAIN CLAIMS AND INTERESTS...................... 13
            6.1      Administrative Claims.................................. 13

ARTICLE VII  ACCEPTANCE OR REJECTION OF THE PLAN, EFFECT OF REJECTION BY ONE
             OR MORE IMPAIRED CLASSES OF CLAIMS OR INTERESTS 14
            7.1      Impaired Classes of Claims and Interests Entitled
                      to Vote............................................... 14
            7.2      Acceptance by an Impaired Class........................ 14
            7.3      Presumed Acceptance by Unimpaired Classes.............. 14
            7.4      Classes Deemed to Reject Plan.......................... 14
            7.5      Confirmation Pursuant to Section 1129(b) of the
                      Bankruptcy Code....................................... 14

ARTICLE VIII  UNEXPIRED LEASES AND EXECUTORY CONTRACTS...................... 15
            8.1      Rejected Contracts and Leases.......................... 15
            8.2      Assumed Contracts and Leases........................... 15
            8.3      Franchise Agreements................................... 15
            8.4      Payments Related to Assumption of Executory Contracts
                      and Unexpired Leases.................................. 15
            8.5      Rejection Damages Bar Date............................. 16

ARTICLE IX   MEANS FOR IMPLEMENTATION OF THE PLAN........................... 16
            9.1      Revesting of Assets.................................... 16
            9.2      Substantive Consolidation.............................. 16
            9.3      Continued Corporate Existence.......................... 16
            9.4      Directors and Officers................................. 17
            9.5      Certificate of Incorporation and Bylaws................ 17

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            9.6      Recapitalization....................................... 17
            9.7      Preservation of Causes of Action....................... 17
            9.8      Substantial Contribution Compensation and Expenses
                      Bar Date.............................................. 18
            9.9      Cancellation of Old Common Stock....................... 18
            9.10     Exclusive Period....................................... 18
            9.11     Effectuating Documents; Further Transactions........... 18

ARTICLE X   PROVISIONS GOVERNING DISTRIBUTIONS.............................. 18
            10.1     Time of Distributions.................................. 18
            10.2     Interest on Claims..................................... 19
            10.3     Disbursing Agent....................................... 19
            10.4     Surrender of Securities or Instruments................. 19
            10.5     Delivery of Distributions.............................. 19
            10.6     Procedures for Treating and Resolving Disputed and
                      Contingent Claims..................................... 20

ARTICLE XI  DISCHARGE, RELEASES AND SETTLEMENTS OF CLAIMS................... 21
            11.1     Discharge of Debtors and Releases...................... 21
            11.2     Compromises and Settlements............................ 21
            11.3     Setoffs................................................ 22
            11.4     Exculpation and Limitation of Liability................ 22
            11.5     Indemnification Obligations............................ 22
            11.6     Injunction............................................. 23

ARTICLE XII   CONDITIONS PRECEDENT.......................................... 23
            12.1     Conditions to Confirmation............................. 23
            12.2     Conditions to Consummation............................. 23
            12.3     Waiver of Conditions to Confirmation or Consummation... 25

ARTICLE XIII  RETENTION OF JURISDICTION..................................... 25
            13.1     Exclusive Jurisdiction................................. 25
            13.2     Injunction in Aid of Jurisdiction...................... 26

ARTICLE XIV  MISCELLANEOUS PROVISIONS....................................... 27
            14.1     Binding Effect......................................... 27
            14.2     Modification and Amendments............................ 27
            14.3     Withholding and Reporting Requirements................. 27
            14.4     Committees............................................. 27
            14.5     Revocation, Withdrawal or Non-Consummation............. 27
            14.6     Notices................................................ 28
            14.7     Term of Injunctions or Stays........................... 28
            14.8     Governing Law.......................................... 28

Exhibit A - Schedule of Assumed Leases and Executory Contracts

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                                  INTRODUCTION

         Video Update, Inc. together with its direct and indirect subsidiaries Tinseltown Video, Inc., Moovies, Inc., Moovies of the Carolinas, Inc., Pic-A-Flick of Greenville, Inc., Moovies of Georgia, Inc., The Movie Store Inc. #2, The Movie Store III, Inc., Alpharetta Media Associates, Inc., Rio Media Associates, Inc., Moovies of Iowa, Inc., Moovies of Michigan, Inc., Movie Warehouse Franchise Systems, Inc., E.C.6, Inc., DCO, Inc., SONI, Inc., SNO, Inc., PQ3, Inc., D-Skippy, Inc., GBO, Inc. and PTO, Inc., (collectively, the "Debtors"), as debtors and debtors-in-possession in one of the above-captioned jointly administered Chapter 11 reorganization cases, hereby propose the following reorganization plan for the resolution of the Debtors' outstanding creditor Claims and equity Interests. Reference is made to the Disclosure Statement (as that term is defined herein) for results of operations, projections for future operations, risk factors, a summary and analysis of the Plan and certain related matters. The Debtors are proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as such term is defined in this Plan).

         All holders of Claims and holders of Interests are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan.

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIV of this Plan, the Debtors expressly reserve their right to alter, amend or modify this Plan, one or more times, before its substantial consummation.


                                    ARTICLE I

          DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.       SCOPE OF DEFINITIONS

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.       DEFINITIONS

         1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(l) of the Bankruptcy Code, including, but not limited to the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estate and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Fees, all fees and charges assessed against


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the Estate under 28 U.S.C. ss. 1930 and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

         1.2 "Allowable Amount", "Allowed", "Allowed Amount" or "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order,
(b) as to which, on or by the Consummation Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero or as disputed, (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

         1.3 "Ballot" means each of the ballot forms that are distributed with the Disclosure Statement to holders of Claims and Interests in Classes that are impaired under the Plan and entitled to vote under Article VII hereof in connection with the solicitation of acceptances of the Plan.

         1.4 "Bank Group" means those Persons including BNP Paribas, as Agent, which were formerly parties to or holders of claims arising under or in connection with a Credit Agreement, dated March 6, 1988 and other documents and agreements executed in connection therewith, including ML XIX Sterling (Cayman) Ltd.

         1.5 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in Title 11 of the United States Code, 11 U.S.C.ss.ss. 101-1330.

         1.6 "Bankruptcy Court" means the Bankruptcy Court of the United States District Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

         1.7 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

         1.8 "Bar Date" means the deadline for filing proofs of claims established by the Bankruptcy Court as 5:00 p.m. Eastern Standard Time on April 27, 200l.

         1.9 "Borrowed-Money Deficiency Claim" means the unsecured portion of the Senior Secured Claim.

         1.10 "Business Day" means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business.

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         1.11 "Cash" means legal tender of the United States and also immediately available funds to be paid in United States Dollars.

         1.12 "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

         1.13 "Centura Bank Order" means the order entered by the Bankruptcy Court dated March 23, 2001, resolving the Debtors' obligations to Centura Bank under a prepetition equipment lease.

         1.14 "Chapter 11 Cases" means the Chapter 11 cases of Video Update, Inc. and the other Debtors pending in the Bankruptcy Court and being jointly administered under case numbers 00-3663 through 00-3683 (JHW).

         1.15 "Claim" means a claim against one or more of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

         1.16 "Claims Objection Deadline" means that day which is 180 days after the Consummation Date, unless extended by the Bankruptcy Court for cause shown by the Debtors or the Creditors' Committee.

         1.17 "Class" means a category of holders of Claims or holders of Interests described in Article II of the Plan.

         1.18 "Confirmation Date" means the date of entry of the Confirmation Order.

         1.19 "Confirmation Hearing" means the hearing on confirmation of the Plan under section 1128 of the Bankruptcy Code.

         1.20 "Confirmation Hearing Notice" means the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan.

         1.21 "Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan.

         1.22 "Consummation Date" means the Business Day on which all conditions to the consummation of the Plan set forth in Section 12.2 hereof have been satisfied or waived as provided in Section 12.3 hereof and is the effective date of the Plan.

                                      A-3
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         1.23 "Creditors' Committee" means the Official Committee of Unsecured
Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

         1.24 "Cure" means the distribution within a reasonable period of time following the Consummation Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

         1.25 "Debtors" means Video Update, Inc., Tinseltown Video, Inc., Moovies, Inc., Moovies of the Carolinas, Inc., Pic-a-Flick of Greenville, Inc., Moovies of Georgia, Inc., The Movie Store, Inc. No. 2, The Movie Store III, Inc., Alpharetta Media Associates, Inc., Rio Media Associates, Inc., Moovies of Iowa, Inc., Moovies of Michigan, Inc., Moovie Warehouse Franchise Systems, Inc., E.C. 6, Inc., DCO, Inc., SONI, Inc., SNO, Inc., PQ3, Inc., D-Skippy, Inc., GBO, Inc., and PTO, Inc., each a Chapter 11 debtor in jointly administered Chapter 11 case numbers 00-3663 through 00-3683.

         1.26 "DIP Facility" means the Court approved debtor-in-possession working capital loan facility evidenced by a Chapter 11 Financing Agreement dated May 16, 2001.

         1.27 "Disallowed Claim" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or
(c) is the subject of an objection filed by the Debtors with the Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

         1.28 "Disbursing Agent" means the party designated by the Debtors and approved by the Court, to serve as a disbursing agent under Article X of the Plan and as collateral agent for the Senior Note Security Agreement referred to herein.

         1.29 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

         1.30 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) (i) have not been Scheduled by the Debtors, or (ii) have been Scheduled at zero or as contingent, unliquidated or disputed, (b) are not the subject of an objection in the Bankruptcy Court by the Debtors, and (c) the allowance or disallowance of which is not yet the subject of a Final Order.

                                      A-4
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         1.31 "Distribution Date" means the date, occurring as soon as practicable after the Consummation Date, upon which distributions are made to holders of Allowed Claims.

         1.32 "Distribution Reserve" means the Cash and securities to be reserved pending allowance of Disputed Claims in accordance with Section 10.9 of the Plan.

         1.33 "Estate" means the bankruptcy estate of one or more of the Debtors pursuant to section 541 of the Bankruptcy Code.

         1.34 "Face Amount" means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the Allowed Amount of such Claim.

         1.35 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

         1.36 "Fiscal Year" means, with respect to the Debtors, the fiscal year ending on the Saturday closest to April 30 of each year, or such other fiscal year as the Debtors may designate.

         1.37 "GECC" means General Electric Credit Corporation, its successors and assigns.

         1.38 "General Unsecured Claim" means a Claim that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or Subordinated Securities Claim.

         1.39 "Heller" means Heller Financial Leasing, Inc., its successors and assigns.

         1.40 "Heller Note" means a Promissory Note payable to the holder of the Heller Secured Claim in the original principal sum equal to the Allowed Amount of the Heller Secured Claim. The Heller Note shall have a term of five (5) years and bear interest at a fixed rate equal to the prime rate of interest (as published in The Wall Street Journal on the Consummation Date) plus two percent (2%) per annum. The Heller Note shall require equal monthly payments of interest and principal, based upon a ten (10)-year amortization schedule; provided, however, that the Reorganized Debtor may prepay, in whole or in part, the Heller Note without penalty or premium of any kind. The Reorganized Debtor's obligations under the Heller Note shall be secured by a first priority lien against all of the assets in which Heller held a valid, perfected and unavoidable security interest as of the Petition Date.

         1.41 "Heller Secured Claim" means any Secured Claim held, or which may be asserted by, Heller or any other Person under or in connection with a Master Lease Agreement with the Debtors dated November 23, 1998.

         1.42 "Heller Security Agreement" means the written agreement between the Reorganized Debtor and the holder of the Heller Secured Claim and which evidences the security interest granted by the Reorganized Debtor to secure its obligations under Heller Note.

         1.43 "Impaired" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.44 "Indemnification Rights" means any obligations or rights of the Debtors to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtors' certificate of incorporation, bylaws or policy of providing employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission relating to an Indemnitee's service with, for or on behalf of the Debtors.

         1.45 "Indemnitee" means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights.

         1.46 "Interest" means the rights of any current or former holder or owner of any shares of Old Common Stock or any other equity securities of the Debtors authorized and issued prior to the Confirmation Date.

         1.47 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         1.48 "Movie Gallery" means Movie Gallery, Inc. and/or Movie Gallery No. 1, LLC.

         1.49 "New Common Stock" means shares of the Reorganized Debtor's common stock authorized and issued to Movie Gallery in connection with the Recapitalization and under the certificate of incorporation of Reorganized Video Update.

         1.50 "Old Common Stock" means shares of the Debtors' common stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock.

         1.51 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

         1.52 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

         1.53 "Petition Date" means September 18, 2000, the date upon which the Debtors filed their petitions for reorganization commencing the Chapter 11 Cases.

         1.54 "Plan" means this plan of reorganization proposed by the Debtors for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as such plan may be amended from time to time in accordance with the Bankruptcy Code.

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         1.55 "Priority Tax Claim" means a claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         1.56 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

         1.57 "Professional Fees" means a Claim of a professional retained in the Chapter 11 Cases pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Consummation Date.

         1.58 "Projections" means those financial projections covering the Reorganized Debtor's operations from calendar year January 1, 2002 through December 31, 2006 set forth by the Debtors in Appendix B to the Disclosure Statement.

         1.59 "Recapitalization" means a financial restructuring of the Debtors whereby: (a) Movie Gallery or its nominee receives the New Common Stock in consideration for a complete release of the Debtors' obligations to repay amounts outstanding under DIP Facility; (b) Movie Gallery contributes to the Reorganized Debtor such amounts of Cash as are necessary to pay the Allowed Amount of Administrative Claims and Other Priority Claims; (c) Movie Gallery executes and delivers to the Reorganized Debtor a written commitment for up to Five Million Dollars ($5,000,000) of additional working capital financing; and
(d) Movie Gallery executes and delivers to the Reorganized Debtor such documents as may be necessary to assign their Borrowed-Money Deficiency Claim to the Disbursing Agent for the benefit of the holders of Allowed Class 6 Claims OTHER than (i) the holders of Borrowed-Money Deficiency Claims, (ii) Heller, (iii) GECC, and (iv) holders of any Claim arising out of the rejection of an unexpired lease or executory contract.

         1.60 "Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the fifth (5th) Business Day following the Confirmation Date.

         1.61 "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitled the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitled the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitled the holder of such Claim; PROVIDED, HOWEVER, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

         1.62 "Reorganized Debtor" means Video Update, Inc. from and after the Consummation Date, after taking into account the effect of substantive consolidation of the other Debtors into Video Update, Inc. in Article IX,
Section 9.2 of the Plan.

         1.63 "Scheduled" means, with respect to any Claim or Interest, the status and amount, if any of such Claim or Interest as set forth in the Schedules.

         1.64 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

         1.65 "Section 503 Deadline" shall mean the forty-fifth (45th) day following the Consummation Date.

         1.66 "Secured Claim" means a Claim secured by a security interest in or lien upon property of the Estate to the extent of the value, as of the Consummation Date or such later date as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors and the holder of such Claim.

         1.67 "Senior Note Security Agreement" means the written agreement between the Reorganized Debtor and the Disbursing Agent for the benefit of the holders of the Senior Secured Claim and which evidences the security interests granted by the Reorganized Debtor to secure its obligations under the Senior Secured Note.

         1.68 "Senior Secured Claim" means any Secured Claim held, or which may be asserted, by one or more members of the Bank Group, and their successors and assigns, including Movie Gallery.

         1.69 "Senior Secured Note" means a promissory note payable to the Disbursing Agent for the benefit of the holders of the Senior Secured Claim, in the original principal sum of Nine Million Two Hundred Thousand Dollars ($9,200,000). The Senior Secured Note shall have a term of five (5) years and bear interest at a fixed rate equal to the prime rate of interest (as published in THE WALL STREET JOURNAL on the Consummation Date) plus two percent (2%) per annum. The Senior Secured Note shall require equal monthly payments of interest and principal, based upon a ten (10) year amortization schedule; PROVIDED, HOWEVER, that the Reorganized Debtor may prepay, in whole or in part, the Senior Secured Note without penalty or premium of any kind. The Reorganized Debtor's obligations under the Senior Secured Note shall be secured by a lien against all of its assets, except its stock in VUCI. As a condition to the Reorganized

Debtor's obligation to execute and deliver the Senior Secured Note, VUCI shall be released from its existing guaranty of the Senior Credit Facility.

         1.70 "Subordinated Securities Claim" means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from rescission of, or for damages, reimbursement or contribution with respect to, a purchase or sale of Old Common Stock or other equity securities of Video Update or its affiliates prior to the Petition Date.

         1.71 "Unimpaired" refers to any Claim or Interest which is not Impaired.

         1.72 "Voting Deadline" means ____________, 200l at 5:00 p.m. (EDT).

         1.73 "VUCI" means Video Update Canada, Inc. and its Canadian affiliates, including 24 Hour Entertainment Group, Ltd., 24 Hour Entertainment Leasing, Ltd., Williams Video, Inc. and 1137239 Ontario, Ltd., each of which is a direct or indirect subsidiary of Video Update, Inc.

         1.74 "Wells Fargo Note" means a Promissory Note payable to the holder of the Wells Fargo Secured Claim in the original principal sum equal to the Allowed Amount of the Wells Fargo Secured Claim. The Wells Fargo Note shall have a term of five (5) years and bear interest at a fixed rate equal to the prime rate of interest (as published in THE WALL STREET JOURNAL on the Consummation
Date) plus two percent (2%) per annum. The Wells Fargo Note shall require equal monthly payments of interest and principal, based upon a ten (10)-year amortization schedule; PROVIDED, HOWEVER, that the Reorganized Debtor may prepay, in whole or in part, the Wells Fargo Note without penalty or premium of any kind. The Reorganized Debtor's obligations under the Wells Fargo Note shall be secured by a first priority lien against all of the assets in which Wells Fargo held a valid, perfected and unavoidable security interest as of the Petition Date.

         1.75 "Wells Fargo Secured Claim" means any Secured Claim held, or which may be asserted, by any Person under or in connection with a Commercial Installment Note and Credit Agreement dated January 10, 2000 and secured by a Mortgage and Security Agreement and Fixture Financing Statement dated December 29, 1994 respecting the Debtors' real estate located in Cottage Grove, Minnesota.

         1.76 "Wells Fargo Security Agreement" means the written agreement between the Reorganized Debtor and the holder of the Wells Fargo Secured Claim and which evidences the security interest granted by the Reorganized Debtor to secure its obligations under Wells Fargo Note.

         1.77 "Winthrop Order" means the Stipulation and Order entered by the Bankruptcy Court, dated August 3, 2001, resolving the Debtors' obligations to Winthrop under a prepetition equipment lease.

C.       RULES OF INTERPRETATION

         For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan, (d) the words "herein" are "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.       COMPUTATION OF TIME

         In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE II

                 ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

         2.1 Administrative Claims. Subject to the provisions of Section 6.1 of the Plan, on the Consummation Date, or as soon thereafter as practicable, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         2.2 Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of Reorganized Debtor, the holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Consummation Date, over a period not exceeding six years after the assessment of the tax with interest from the Consummation Date calculated at the rate available on ninety (90) day United States Treasury securities on the Consummation Date, (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtor, provided such treatment is on more favorable terms to the Debtors or Reorganized Debtor, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full; PROVIDED THAT, with respect to clause (b) hereof, such treatment is approved by the Bankruptcy Court; and PROVIDED FURTHER that any payments made to the holder of an Allowed Priority Tax Claim shall be applied first to the so-called "trust fund" portion of such claim for which any of the officers, directors, employees or agents of the Debtors or the Reorganized Debtor may be liable under applicable law.

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is also placed in a particular Class for the purposes of voting on a plan of reorganization and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Consummation Date. In accordance with sections 1123(a)(1) and 507(a)(8) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and their treatment is set forth in Article II above.

         3.1    Class 1. Class 1 consists of all Other Priority Claims.

         3.2    Class 2. Class 2 consists of the Senior Secured Claim.

         3.3    Class 3. Class 3 consists of the Heller Secured Claim.

         3.4    Class 4. Class 4 consists of the Wells Fargo Secured Claim.

         3.5    Class 5. Class 5 consists of all Former Equipment Financier
                Claims.

         3.6    Class 6. Class 6 consists of all General Unsecured Claims.

         3.7    Class 7. Class 7 consists of all Subordinated Securities Claims.

         3.8    Class 8. Class 8 consists of all Old Common Stock Interests.

                                   ARTICLE IV

                IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                      IMPAIRED AND NOT IMPAIRED BY THE PLAN

         4.1 Unimpaired Classes of Claims and Interests. Class 1 (Other Priority Claims) is not Impaired by the Plan.

         4.2 Impaired Classes of Claims and Interests. Class 2 (Senior Secured Claim), Class 3 (Heller Secured Claim), Class 4 (Wells Fargo Secured Claim), Class 5 (Former Equipment Financier Claims), Class 6 (General Unsecured Claims), Class 7 (Subordinated Securities Claims) and Class 8 (Old Common Stock Interests) are Impaired Classes under the Plan.

                                ARTICLE V

                PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

         5.1 Class 1 (Other Priority Claims). On the Consummation Date, or as soon as practicable thereafter, each holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class 1 Other Priority Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

         5.2 Class 2 (Senior Secured Claim). On the Consummation Date, the Disbursing Agent shall receive, for the benefit of all holders of the Allowed Class 2 Claim, and in full satisfaction, settlement, release of and in exchange for such Claim, the Senior Secured Note and the Senior Note Security Agreement.

         5.3 Class 3 (Heller Secured Claim). On the Consummation Date, or as soon as practicable thereafter, the holder of the Heller Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Heller Secured Claim, the Heller Note and the Heller Security Agreement. Any other Claim which may be asserted by the holder of the Heller Secured Claim, including any unsecured deficiency Claim, shall be treated as a Class 6 (General Unsecured) Claim.

         5.4 Class 4 (Wells Fargo Secured Claim). On the Consummation Date, or as soon as practicable thereafter, the holder of the Wells Fargo Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Wells Fargo Secured Claim, the Wells Fargo Note and the Wells Fargo Security Agreement.

         5.5      Class 5 (Former Equipment Financier Claims)

                  (a) WINTHROP RESOURCES, INC. From and after the Consummation Date, and in full satisfaction, settlement, release and discharge of Winthrop Resources' Claims against the Debtors, the Reorganized Debtor shall continue to perform its obligations under the Winthrop Order and new lease executed in connection therewith.

                  (b) GENERAL ELECTRIC CAPITAL CORP. AS ASSIGNEE OF CLG, INC. On the Consummation Date, in the event GECC has not previously reclaimed the equipment or personal property which it allegedly leased to the Debtors prior to the Petition Date, the Debtors will be deemed to have abandoned under section 554 of the Bankruptcy Code, their right, title to and interest in such personal property. The Claim asserted by GECC after application of the proceeds from the sale of such personal property shall be treated as a Class 6 (General Unsecured) Claim.

                  (c) CENTURA BANK AS ASSIGNEE OF CLG, INC. From and after the Consummation Date, and in full satisfaction, settlement, release and discharge of Centura Bank's claims against the Debtors, the Reorganized Debtor shall continue to perform its obligations, if any shall remain, under the Centura Bank Order.

         5.6 Class 6 (General Unsecured Claims). Each holder of an Allowed Class 6 General Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, distributions of Cash equal to such holder's Pro Rata share of Two Million Five Hundred Thousand Dollars ($2,500,000). Except with respect to: (a) Borrowed-Money Deficiency Claims, (b) unsecured deficiency Claims asserted by Heller, (c) Claims asserted by GECC, or (d) Claims arising out of the rejection of an executory contract or unexpired lease, each holder of an Allowed Class 6 Claim shall also receive its Pro Rata share of the distributions to which Movie Gallery shall be entitled on account of its Borrowed-Money Deficiency Claim; PROVIDED, HOWEVER, that no holder of an Allowed Class 6 Claim shall receive a distribution equal to more than five percent (5%) of such Claim.

         5.7 Class 7 (Subordinated Securities Claims). The holders, if any, of Allowed Subordinated Securities Claims will not receive any distribution under the Plan on account of such Claims.

         5.8 Class 8 (Old Common Stock Interests). The holders of Allowed Old Common Stock Interests will not receive any distribution under the Plan on account of their interests and on the Consummation Date, the Old Common Stock Interests shall be cancelled.

                                   ARTICLE VI

                    ALLOWANCE OF CERTAIN CLAIMS AND INTERESTS

         6.1      Administrative Claims.

                  (a) Professional Fees. All final requests for Professional Fees must be filed no later than sixty (60) days after the Consummation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed Amount of such Professional Fees shall be determined by the Bankruptcy Court.

                  (b) Other Administrative Fees. All other requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on counsel for the Debtors, the Creditors' Committee and Movie Gallery no later than thirty (30) days after the Consummation Date. Unless the Debtors, the Creditors' Committee or Movie Gallery objects to an Administrative Claim within ten (10) Business Days after receipt, such Administrative claim shall be deemed Allowed in the amount requested. In the event that the Debtors, the Creditors' Committee or Movie Gallery objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed Amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors or the Reorganized Debtor in the ordinary course of business.

                  (c) Severance Benefits for Certain Corporate Employees. To encourage the Debtors' remaining corporate office employees who are not covered by any prior Court approved retention bonus program to (i) remain in the Debtors' employ throughout the reorganization process, (ii) assume the additional administrative and operational burdens imposed on the Debtors by the Chapter 11 proceedings, and (iii) use their best efforts to improve the Debtors' financial performance and facilitate their successful reorganization, on the Consummation Date or as soon as thereafter as is practical, the Debtors will pay such eligible corporate employees a severance bonus equal to fifty percent (50%) of their salary from June 1 through the date upon which their employment with the Debtors is severed without cause.

                                   ARTICLE VII

                      ACCEPTANCE OR REJECTION OF THE PLAN,
                   EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                         CLASSES OF CLAIMS OR INTERESTS

         7.1 Impaired Classes of Claims and Interests Entitled to Vote. Subject to Section 7.4 of the Plan, the holders of Claims or Interests in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

         7.2      Acceptance by an Impaired Class.

                  (a) Impaired Claims. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(a) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

                  (b) Impaired Interests. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount of the Allowed Interests of such Class that have timely and properly voted to accept or reject the Plan.

         7.3 Presumed Acceptance by Unimpaired Classes. Claims in Class 1 (Other Priority Claims) is not Impaired by the Plan. Under section 1126(f) of the Bankruptcy Code, the holders of such Claims are conclusively presumed to accept the Plan and the votes of such holders will not be solicited.

         7.4 Classes Deemed to Reject Plan. Claims in Class 7 (Subordinated Securities Claims) and Interests in Class 8 (Old Common Stock Interests) are not entitled to receive or retain any property under the Plan. Under section 1126(e) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are deemed to reject the Plan and the votes of such holders will not be solicited.

         7.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class entitled to vote rejects the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                  ARTICLE VIII

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS


         8.1 Rejected Contracts and Leases. Each executory contract and unexpired lease to which one or more of the Debtors is a party shall be deemed automatically rejected as of the Consummation Date, unless such executory contract or unexpired lease (a) shall have been previously assumed by the Debtors, (b) is the subject of a motion to assume (and/or assign) filed on or before the Confirmation Date, or (c) is listed on the schedule of assumed contracts and leases annexed hereto as EXHIBIT A. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Consummation Date.

         8.2 Assumed Contracts and Leases. All executory contracts and unexpired leases specifically listed on the schedule of assumed executory contracts and unexpired leases annexed hereto as EXHIBIT A shall be deemed automatically assumed as of the Consummation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365 of the Bankruptcy Code, effective as of the Consummation Date. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume an executory contract or unexpired lease that (a) is not listed on EXHIBIT A hereto, or (b) has not been previously assumed by a Final Order of the Bankruptcy Court. The Debtors reserve the right to amend EXHIBIT A at any time on or before the Consummation Date.

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court.

         8.3 Franchise Agreements. All franchise agreements specifically listed on EXHIBIT A hereto shall be deemed automatically assumed as of the Consummation Date.

         8.4 Payments Related to Assumption of Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of Debtors or the assignee of Debtors assuming such contract or lease, by Cure. In the event of a dispute regarding (a) the nature or the amount of any Cure, or (b) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, the Bankruptcy Court shall resolve such disputes. Cure shall occur following the entry of a Final Order resolving the dispute. Notwithstanding the foregoing, to the extent that there are disputes with respect to proper Cure amounts, Debtors shall place in a segregated account any undisputed amount and shall attempt within 45 days after the Consummation Date to resolve such disputes. If such disputes are not resolved within such 45-day period, Debtors shall serve notice of a hearing to resolve disputed Cure amounts at which hearing the Bankruptcy Court shall adjudicate any and all outstanding Cure amount disputes. Debtors shall pay such Cure amounts as soon as practicable after determination by the Bankruptcy Court of the appropriate Cure amount.

         8.5 Rejection Damages Bar Date. If the rejection by Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against Debtors or Reorganized Debtor or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.

                                   ARTICLE IX

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         9.1 Revesting of Assets. The property of each Debtor's Estate shall revest in the Reorganized Video Update on the Consummation Date. Thereafter, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Consummation Date, all property of each Debtor's Estate shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Consummation Date for professional fees and expenses.

         9.2 Substantive Consolidation. This Plan shall constitute a motion pursuant to section 105 of the Bankruptcy Code to substantively consolidate the bankruptcy estates of all of the Debtors. On the Consummation Date, (i) all property of each of the Debtors' Estates shall merge into and be consolidated with the Estate of Video Update, Inc.; (ii) any and all Claims against each Debtor other than Video Update shall be deemed to be Claims against Video Update Inc.; (iii) any and all claims against the Debtors shall be extinguished; and
(iv) any and all Claims against each Debtor other than Video Update shall be satisfied in accordance with the terms of this Plan. Notwithstanding the foregoing, on or after the Consummation Date, the Reorganized Video Update may take such actions as are necessary to complete a merger with or dissolution of the other Debtors under Delaware or other applicable law.

         9.3 Continued Corporate Existence. The Reorganized Video Update will continue to exist after the Consummation Date as a separate corporate entity, subject to its right to merge into one or more entities. The certificate of incorporation and bylaws of the Reorganized Video

Update will be amended to satisfy the provisions of the Plan and section 1123(a)(6) of the Bankruptcy Code. Such amendments include the authorization to issue New Common Stock, the Senior Secured Note, the Heller Note, the Wells Fargo Note and such other debt and equity securities as may be required under the Plan.

         9.4 Directors and Officers. On the Consummation Date, the term of the current members of the board of directors of the Debtors shall expire. The initial board of directors of the Reorganized Debtor will consist of three (3) directors, Mr. Joe T. Malugen, Mr. H. Harrison Parrish and Mr. S. Page Todd. On the Consummation Date, the Debtors' existing senior management will be replaced by Mr. Malugen (Chief Executive Officer), Mr. Parrish (President), Mr. J. Steven Roy (Executive Vice President and Chief Financial Officer), Mr. Jeffrey S. Stubbs (Executive Vice President-Store Operations) and Mr. Todd (Senior Vice President, Secretary and General Counsel).

         9.5 Certificate of Incorporation and Bylaws. The certificates or articles of incorporation and bylaws of Video Update and the other Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

         9.6 Recapitalization. On the Consummation Date, the Debtors expect to complete the Recapitalization and to obtain the working capital and Cash necessary to make all payments required to be made on the Consummation Date and to maintain the Reorganized Debtor's post confirmation operations. In the Confirmation Order, the Bankruptcy Court shall approve and authorize the Debtors to execute agreements and to issue such documents and debt and equity securities as may be reasonably required in order to complete the Recapitalization and to make the distributions and deliveries required hereunder. New Common Stock will be issued in connection with the Recapitalization and upon such other terms and conditions as may be agreed to by the Debtors.

         9.7 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided herein, the Reorganized Debtor shall retain and may enforce all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any causes of action brought prior to the Petition Date, actions against any Persons for failure to pay for products or services rendered by the Debtors, all claims, causes of action, suits and proceedings relating to strict enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks, and all causes of action which may exist under sections 510, 542, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including, without limitation, fraudulent conveyance claims, if any, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code. The Reorganized Debtor, in the exercise of its business judgment, will determine whether to enforce such rights. The Reorganized Debtor or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtor or the successors holding such rights of action.

         Notwithstanding the foregoing, on the Consummation Date, all claims and causes of action to avoid and recover preferential transfers under sections 547 and 550 of the Bankruptcy Code shall be deemed to have been extinguished, satisfied, released and forever discharged.

         9.8 Substantial Contribution Compensation and Expenses Bar Date. Any person or entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3),
(4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before the Section 503 Deadline, and serve such application on counsel for Debtors and as otherwise required by the Bankruptcy Court on or before the Section 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

         9.9 Cancellation of Old Common Stock. On the Consummation Date, except as otherwise provided for herein, (a) the Old Common Stock and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of Debtors, except such notes or other instruments evidencing indebtedness or obligations of Debtors that are Reinstated under the Plan, shall be cancelled, and (b) the obligations of, and/or Claims against, Debtors under, relating or pertaining to any agreements, indentures or certificates or designations governing the Old Common Stock and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of Debtors, except such notes or other instruments evidencing indebtedness or obligations of Debtors that are Reinstated under the Plan, as the case may be, shall be released and discharged; PROVIDED, HOWEVER, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article X of the Plan; PROVIDED, FURTHER, that the provisions of this proviso shall not affect the discharge of Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtor.

         9.10 Exclusive Period. The Debtors shall retain the exclusive right to amend or modify the Plan and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Consummation Date.

         9.11 Effectuating Documents; Further Transactions. The Chairman of the Board of Directors, the Chief Executive Officer or any other appropriate officer of the Debtors, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary of Debtors shall be authorized to certify or attest to any of the foregoing actions.

                                    ARTICLE X

                       PROVISIONS GOVERNING DISTRIBUTIONS

         10.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Distribution Date or the Consummation Date, or as soon thereafter as is practicable, to holders of all Allowed Claims entitled to receive a distribution under the Plan.

         10.2 Interest on Claims. Unless otherwise specifically provided for in the Plan, Confirmation Order or as may be required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on account of any Allowed Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         10.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent or servicer who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement; PROVIDED, HOWEVER, that if any such indenture trustee, agent or servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such indenture trustee, agent or servicer, shall make such distributions.

         10.4 Surrender of Securities or Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of any prepetition instrument or Interest (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective indenture trustee, agent or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, prior to the first anniversary of the Consummation Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Reorganized Debtor notwithstanding any federal or state escheat laws to the contrary.

         10.5 Delivery of Distributions. Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate indenture trustee, agent or servicer, as the case may be, at the addresses set forth on the proofs of claim filed by such holder or, if no proof of claim is filed or if the Debtors have been notified of a change of address, then (a) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (b) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of change of address, or (c) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, at the addresses contained in the official records of such indenture trustee, agent or servicer. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the Indenture trustee, agent or servicer shall be returned to the Reorganized Debtor until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Consummation Date. After such date, all unclaimed property shall revert to Reorganized Debtor and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         10.6 Procedures for Treating and Resolving Disputed and Contingent Claims.

                  (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

                  (b) Distribution Reserve. The Disbursing Agent will withhold the Distribution Reserve from the property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors, the Bankruptcy Court will determine what amount is sufficient to withhold as the Distribution Reserve. The Debtors will request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent will withhold the Distribution Reserve based upon the estimated amount of each such Claim as set forth in a Final Order. The Debtors may also request estimation of a Disputed Claim that is liquidated. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent will withhold the Distribution Reserve based upon the Face Amount of such Claim. The Disbursing Agent will also place in the Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Distribution Reserve, to the extent that such property continues to be withheld as the Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or herein will be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

                  (c) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern the Class of Claims to which the respective holder belongs. Promptly after the date when the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim any Cash and other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been an Allowed Claim on the Distribution Date.

                                   ARTICLE XI

                  DISCHARGE, RELEASES AND SETTLEMENTS OF CLAIMS

         11.1     Discharge of Debtors and Releases.

                  (a) All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and, except as otherwise provided herein or in the Confirmation Order, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Consummation Date, the Debtors shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be judicial determination or discharge of all liabilities of the Debtors, subject to the Consummation Date occurring.

                  (b) Except as otherwise specifically provided in this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Consummation Date) of (i) Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of and Interests in the Debtors or the Reorganized Debtor and (ii) all Causes of Action (whether known or unknown, either directly or derivatively through the Debtors or the Reorganized Debtor) against, claims against, liabilities of, liens on the direct or indirect assets and properties of, and obligations of the Debtors, the Reorganized Debtor and such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or any of such parties' successors or assigns, based (x) on the same subject matter as any Claim or Interest, in each case regardless of whether a proof of claim or interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan, or (y) on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Consummation Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan.

         11.2 Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), Debtors may compromise and settle various Claims (a) against them and (b) they have against other

Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims it and Claims that they may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to the Reorganized Debtor pursuant to Article IX of the Plan.

         11.3 Setoffs. The Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         11.4 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Debtors, the Reorganized Debtor, the Creditors' Committee, all members of the Bank Group, Movie Gallery, and any and all of such parties' respective present or former members, officers, directors, shareholders, employees, advisors, attorneys, accountants, representatives, financial advisors, investment bankers or agents and any and all of such parties' successors, assigns and affiliates, shall not have or incur, and are hereby held harmless and released from, any and all claims, obligations, Causes of Action or liabilities to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, shareholders, members, general partners, limited partners, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         11.5 Indemnification Obligations. In satisfaction and compromise of the Indemnitees' Indemnification Rights; (i) all Indemnification Rights except those based upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of Debtors on or after the Petition Date (the "Post-Petition Indemnification Rights") shall be released and discharged on and as of the Consummation Date, provided that the Post-Petition Indemnification Rights shall remain in full force and effect on and after the Consummation Date and shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases, (ii) the Reorganized Debtor covenants to purchase and maintain directors and officers liability insurance providing coverage for the Indemnitees for a period of two years after the Consummation Date insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage"), PROVIDED, HOWEVER, that the Debtors shall not be obligated hereby to purchase Insurance Coverage in excess of such coverage that can be purchased for an annual premium of $250,000, and (iii) the Debtors hereby indemnify Indemnitees and agrees to pay for any deductible or retention amount (not in excess of $250,000 (or any higher amount resulting from the purchase of Insurance Coverage at a lower premium cost on the Debtors' reasonable judgment)) that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

         11.6 Injunction. The satisfaction, release and discharge pursuant to
Article XI of this Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

                                   ARTICLE XII

                              CONDITIONS PRECEDENT

         12.1 Conditions to Confirmation. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with
Section 12.3 of the Plan:

         (a) The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

         (b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

         12.2 Conditions to Consummation. The Consummation Date shall occur on or prior to October 31, 2001, unless such date is extended by agreement of the Debtors, the Creditors' Committee and Movie Gallery. The following are conditions precedent to the occurrence of the Consummation Date, each of which may be satisfied or waived in accordance with Section 12.3 hereof:

         (a) The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order) authorizing and approving the assumption by the Reorganized Debtor of all leases and executory contracts identified in EXHIBIT A hereto.

         (b) The Debtors shall have completed the Recapitalization and all conditions precedent to the consummation thereof shall have been waived or satisfied.

         (c) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

         (d) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things (but not by way of limitation), provide that:

                  (i) the provisions of the Confirmation Order are non-severable and mutually dependent;

                  (ii) all executory contracts or unexpired leases assumed by the Debtors during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtor, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

                  (iii) the transfers of property by the Debtors (A) to the Reorganized Debtor (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Reorganized Debtor with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order,
                           (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and shall not subject the Reorganized Debtor to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor transferee liability, and (B) to holders of Claims and Interests under the Plan are for good consideration and value and are in the ordinary course of the Debtors' business;

                  (iv) except as expressly provided in the Plan, the Debtors are discharged effective upon the Consummation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, entered into or obligation of the Debtors incurred before the Consummation Date, or from any conduct of the Debtors prior to the Consummation Date, or that otherwise arose before the Consummation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                  (v) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtor or the need for further financial reorganization; and

                  (vi) except as expressly provided in the Plan, all Interests shall be terminated effective upon the Consummation Date.

         12.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived by the Debtors in their sole discretion, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Consummation Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

         13.1 Exclusive Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters:

         (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which one or more of the Debtors is a party or with respect to which one or more of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to the holders of such Claims;

         (b) to determine any and all pending adversary proceedings, applications and contested matters.

         (c) to ensure that distribution to holders of Allowed Claims are accomplished as provided herein;

         (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

         (e) to hear and determine any and all controversies between or concerning any members of the Bank Group and Movie Gallery concerning or relating to amounts, priorities, allocations, division, payments, distributions, or other rights or obligations as between any members of the Bank Group and Movie Gallery, and to hear and determine any and all controversies relating to any and all acts or omissions of the Disbursing Agent relative to any such controversies or to its conduct as a collateral agent under the Senior Note Security Agreement.

         (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated;

         (g) to issue orders in aid of execution, implementation or consummation of the Plan;

         (h) to consider any modifications of the Plan, to cure arty defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (i) to hear and determine all applications for compensation and reimbursement of Professional Fees under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the
                  Bankruptcy Code;

         (j) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

         (k) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan.

         (l) to recover all assets of the Debtors and property of their Estates, wherever located.

         (m) to hear and determine matters concerning state, local federal taxes in accordance with sections 346, 606 and 1146 of the Bankruptcy Code;

         (n)      to hear any other matter not inconsistent with the Bankruptcy
                  Code;

         (o) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Consummation Date; and

         (p)      to enter a final decree closing the Chapter 11 Cases.

         13.2 Injunction in Aid of Jurisdiction. All parties in interest that are and shall be subject to the exclusive jurisdiction of the Bankruptcy Court in accordance with this Article XIII shall, under the Confirmation Order, be permanently enjoined from bringing any controversy subject to such exclusive jurisdiction of the Bankruptcy Court before or in any other forum, including, but limited to, any state or federal courts.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of Debtors, all present and former holders of Claims, all present and former holders of interests, other parties in interest and their respective successors and assigns.

         14.2 Modification and Amendments. The Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code; institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or holders of interests under the Plan; PROVIDED, HOWEVER, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

         14.3 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         14.4 Committees. Effective on the Consummation Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of an order in the Chapter 11 Cases and applications for Professional Fees.

         14.5     Revocation, Withdrawal or Non-Consummation

                  (a) Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Consummation Date.

                  (b) Effect of Withdrawal, Revocation or Non-Consummation. If the Debtors revoke or withdraw the Plan prior to the Consummation Date, or if the Confirmation Date or the Consummation Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claims or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors or to continue an admission of any sort by the Debtors or any other Person.

         14.6 Notices. Any notice required or permitted to be provided to the Debtors under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand deliver, or (c) overnight delivery service to be addressed as follows:

                  Video Update, Inc.
                  287 6th Street E
                  St. Paul, MN  55101-1654
                  Attn:  James A. Skelton

                  with a copy to:

                  Gadsby Hannah LLP
                  225 Franklin Street
                  Boston, MA  02110
                  Attn:  Charles A. Dale III

         14.7 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extent on the Confirmation Date, shall remain in full force and effect until the Consummation Date.

         14.8 Governing Law. Subject to Article XIII hereof, unless a rule of law or procedure is applied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents and instruments issued in connection herewith.

Dated:   Wilmington, Delaware
         July 31, 2001

                                           Respectfully submitted,

                                           VIDEO UPDATE, INC., et al.

                                           Debtor-in-Possession


                                           -------------------------------------
                                           James A. Skelton
                                           Interim President and Chief
                                           Executive Officer

DUANE MORRIS & HECKSCHER
1100 North Market Street, Suite 1200
Wilmington, DE 19801


By:
   ---------------------------------
     Michael R. Lastowski

                                    EXHIBIT A

               SCHEDULE OF ASSUMED LEASES AND EXECUTORY CONTRACTS


         The schedule of assumed leases and executory contracts will be filed on or before the date upon which the Disclosure Statement is approved by the Bankruptcy Court.